Exhibit 15.1

October 26, 2016

The Board of Directors

First Midwest Bancorp, Inc.

We are aware of the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-213532) and related Joint Proxy Statement/Prospectus of First Midwest Bancorp, Inc. (the “Company”) and Standard Bancshares, Inc. for the registration of shares of First Midwest Bancorp, Inc.’s common stock of our reports dated May 4, 2016 and August 3, 2016 relating to the unaudited condensed consolidated interim financial statements of the Company that are included in its Forms 10-Q for the quarters ended March 31, 2016 and June 30, 2016.

/s/ Ernst & Young LLP

Chicago, Illinois